Exhibit 99.2

Trex Company, Inc.

Fourth Quarter and Full-Year 2019 Earnings Conference Call
Monday, February 24, 2020, 5:00 PM ET

CORPORATE PARTICIPANTS

Jim Cline – President and Chief Executive Officer

Bryan Fairbanks - Executive Vice President and Chief Financial Officer

Bill Gupp - Senior Vice President, General Counsel and Secretary

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon and welcome to the Trex Company Fourth Quarter and Full-Year 2019 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note that this event is being recorded.

I would now like to turn the conference over to Viktoriia Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you, Eilee, and thank you all for joining us today. With us on the call are Jim Cline, President and Chief Executive Officer and Bryan Fairbanks, Executive Vice President and Chief Financial Officer. Joining Jim and Bryan is Bill Gupp, Senior Vice President, General Counsel and Secretary, as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the fourth quarter and full-year 2019. This release is also available on the company’s website. This conference call is also being webcast and will be available on the investor relations page of the Company’s website for 30 days.

I would now like to turn the call over to Bill Gupp. Bill?

Bill Gupp

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitutes forward-looking statements within the meaning of federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Qs as well as our 1933 and other 1934 Act filings with the SEC. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, EBITDA will be referenced in this call and is considered a non-GAAP metric. A reconciliation of EBITDA to net income can be found in our earnings press release at trex.com.

With that introduction, I will turn the call over to Jim Cline.

Jim Cline

Thank you, Bill. And thank you all for joining the call this afternoon to review our fourth quarter and full-year 2019 performance and our business outlook. The fourth quarter marked a strong finish to a challenging year for Trex as we worked to meet exceptional demand for Trex decking, all of which is made from 95% recycled content. Despite significant start-up costs, we were able to convert high-single-digit sales growth into a similar increase in earnings per share. Thus, 2019 was a respectable year by most measures and importantly have set the stage for a strong 2020.

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Monday, February 24, 2020, 5:00 PM Eastern

Both consolidated and residential sales increased at a strong double-digit rate in the fourth quarter, which is impressive as it compares favorably to a very strong early buy season we experienced at the end of 2018. This positive momentum continues as we headed into 2020. Additionally, our fourth quarter performance reflected the production improvements that have enabled us to progressively convert strong demand trends into meaningful sales gains.

Consolidated gross margin in the fourth quarter improved by 80 basis points sequentially and residential gross profit margin expanded by 120 basis points from the third quarter levels. This progressively combined with lower SG&A spend drove significant operating leverage, resulting in a 41% earnings growth on an 18% consolidated sales growth for the quarter.

The launch of the Trex Enhance products has given us access to a sizable untapped market, as it has significantly narrowed the price gap between wood and Trex composite decking. We estimate that composites account for 19% of the North American total decking market and that the Enhance products have further expanded our addressable market to about 60% of the overall decking market, currently dominated by pressure treated lumber.

This gives Trex a substantial runway for growth over at least the next 10 years. There are considerable aesthetic differences between our Enhance Basics and Naturals decking products that provide us an advantage in penetrating this large market. Enhance Basics’ solid color targets the most value conscious buyer, while Enhance Naturals features variegated colors that look more like natural wood.

Similar to the consumer patterns we have experienced in the past within our decking lineups, we are seeing early signs that many consumers, having made the decision to invest in low maintenance composite decking, are willing to spend more time and consider natural looking aesthetics offered in the high-priced Naturals and Transcend products.

We also continue to see strong support for our flagship Transcend decking. This product appeals to the buyer who demands market-leading aesthetics, durability and overall performance that is anonymous with Trex Transcend.

As consumers invest more in their outdoor living areas, we continue to innovate bringing to market new railing options for our top end Trex Signature railing. True to Trex’s eco-friendly legacy, the aluminum used to manufacture Signature railing is made from 50% recyclable aluminum and is a 100% recyclable.

Beyond the variety of design options ranging from horizontal rails to glass to mesh panels, Trex is also committed to making installation easier with preassembled railing panels for most of the popular signature railing options that reduce the typical installation time by up to 50%.

Additionally, Trex introduced several new products at the International Builders’ Show in Las Vegas last month, namely high-performance cladding using Trex Transcend deck board, ideal for both commercial and residential applications. And Trex has also entered into two new licensing agreements. First, Trex Outdoor Fire & Water, a collection of stylish and durable outdoor fire features and water elements and second, a line of Trex-branded stainless steel cabinetry solutions that further enhance the function of outdoor living spaces.

For those of you who attended this year’s Home Builders Show, you know that the mood was very bullish, and there was clearly tremendous interest in composite decking. With the most extensive and integrated product line and our industry-leading brand, Trex is positioned to benefit from this positive trend.

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We remain focused on delivering best-in-class products officially expanding our production capacity and driving accelerated conversion from the wood decking market.

Before I turn the call over to Bryan for a financial review, I’d like to comment on the succession release that we issued simultaneously with our earnings this afternoon. As you have seen, the Board has appointed Bryan Fairbanks, President and Chief Executive Officer of Trex, effective upon my retirement from those positions on April 29 of this year.

I couldn’t be happier with this choice as Bryan and I have worked together closely since I asked him to assume the CFO role in 2015 when I was named CEO. We have had a great partnership since then and have worked in tandem with the key operating executives to accelerate the company’s growth and deliver significant value for shareholders and all stakeholders.

I’m also pleased with the board’s decision to appoint me as Chairman, giving me the opportunity to continue to work closely with Bryan and the rest of the Trex management team. Now, I’d like to turn the call over to Bryan for the fourth quarter and full-year financial review and discussion of our capital expansion program. Bryan?

Bryan Fairbanks

Thank you, Jim. I appreciate those kind words. I look forward to working with Jim and our leadership team to drive the company’s continued growth and success as I move into this new role. Thank you all for joining this afternoon’s call. I’m pleased to report on our strong fourth quarter performance, which resulted in another year of record sales and earnings, reflecting high demand for Trex products that has continued into 2020.

Fourth quarter 2019 consolidated net sales were $165 million, 18% above the comparable quarter in 2018. This growth was led by a 25% sales increase in Trex Residential products to $153 million. Strong year-on-year growth was driven by several factors, namely our brand leadership, coupled with the lasting beauty, minimal maintenance and long-term value of our high-quality Trex outdoor products.

It also demonstrates the accelerating conversion from the wood markets that Jim spoke about earlier. Trex commercial products contributed $12 million to consolidated net sales in the quarter, compared to $18 million in the year ago quarter, mainly due to fewer large projects and timing of completion on those projects.

Consolidated gross margin in the fourth quarter increased 40 basis points year-over-year to 43.2% compared to 42.8% reported in the prior year quarter. Trex Residential Products gross margin was 44.6%, a sequential improvement of 120 basis points, although below the 46.4% reported in the 2018 quarter.

I’m pleased to report that in February, we started to remove the added material from the Enhance product, and we will continue until we meet the original design target, now projected to be largely completed by the end of the third quarter of 2020. Due to equipment investments required, we expect this change will primarily benefit the second half of 2020. Most importantly, this change will expand our throughput beginning in the second quarter.

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Trex Commercial Products’ gross margin increased to 26.3% from 18.4% as legacy low-margin contracts rolled off and the Commercial Group drove improvement in overall project execution.

Let me spend a moment on Commercial performance. While improvements have been made, our expectations for increased levels of profitability have not yet been attained. New leadership is in place since the beginning of this year, and we are working closely with the team to drive sales growth and overall profitability.

Trex Commercial has an excellent reputation as a trusted provider of Commercial railing systems for installation in some of the largest and most complex environments. We also have strong relationships with many national architects, developers and installers. These capabilities and relationships are being leveraged to win less extensive projects such as office buildings, residential high-rises, retail complexes and public projects.

We believe there is a greater opportunity to translate the Trex Commercial Products brand, project performance and relationship equity into improved financial results. Additionally, the engineering and design expertise in our commercial area is enabling us to offer new residential railing options that are aesthetically appealing and efficiently produced.

SG&A expenses in the fourth quarter of 2019 were $25 million, compared to $28 million in the fourth quarter of 2018. As a percentage of net sales, SG&A declined to 15.2%. Net income was $35 million, or $0.61 per diluted share, up 41% and 42%, respectively, from $25 million or $0.43 per diluted share reported in the fourth quarter of 2018. EBITDA was up 40% to $49.9 million, while EBITDA margin increased to 30.3% from 25.5%.

Now let me comment on our performance for full-year 2019. Sales were $745 million representing a 9% increase from 2018 and led by a 13% increase in Trex Residential Products sales to $694 million.

Full-year 2019 consolidated gross margin was 41.1% compared to 43.1% in 2018. Trex Residential Products gross margin declined 320 basis points to 42.4%. This margin decline was attributable to certain factors, of which most will not reoccur in 2020.

The primary factor is manufacturing efficiencies associated with the slower-than-anticipated production ramp-up of Enhance decking in the first half of 2019. As discussed earlier, we will also work to remove the material from the Enhance decking back to the original design providing the P&L benefit, due to material reductions.

Recall, this benefit will be weighted to the second half of the year.

Trex Commercial Products net margin expanded 170 basis points to 23.5%. Consolidated SG&A expenses for 2019 were $118 million, flat year-over-year. As a percentage of sales, SG&A declined by 140 basis points to 15.9%.

The significant leverage in SG&A was driven by higher volume in our entry level Enhance product line, which does not carry the same level of branding spend and further spending efficiencies across the organization.

The effective tax rate for 2019 was 23.7%, slightly below the 23.9% of a year ago. Net income for the full year was $145 million or $2.47 per diluted share, representing a year-over-year increase of 8%. Full-year EBITDA was up 5% to $202 million, while EBITDA margin decreased

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from 28.2% to 27.1% mainly due to lower gross margin in the first part of the year. Our full-year operating cash flow was $156 million, 13% ahead of 2018. Capital expenditures amounted to $67 million with the majority of it related to our announced capacity expansion plans. This compares to $28 million in 2018.

As you know, we announced a multi-year capacity expansion program in June 2019, which is progressing as planned. We already have added two lines in our Nevada facility and an additional line in our Virginia facility.

Late in the second quarter of 2020, we will bring online and ramp up three additional lines at the Nevada facility and an additional line in Virginia. The quarterly trajectory of strong double-digit sales growth that we’re expecting for full-year 2020 is tied to this ramp-up of additional capacity. At the same time, there will be some gross margin headwinds as we hire and train employees in advance of the capacity ramp-up.

As announced in November 2019, we already have broken ground to construct a new building in Winchester, Virginia adjacent to our existing facility and expect the new line to start ramping up in early 2021. Today, our engineering team notified us that pouring of the cement slab has started at the building site.

While our capacity expansion program remains a capital allocation priority, we continue to pursue further capital opportunities with our share repurchase program. In 2019, the company repurchased 500,000 shares of our outstanding common stock at an average price of $77 per share, totaling $38 million.

For financial modeling purposes, our expectations for full-year 2020 are as follows:

•	Incremental gross margin is estimated at 50%.

•	Slight improvement of SG&A, as a percentage of sales compared to 2019 is expected.

•	We expect our tax rate to be approximately 25%.

•

Capital spending is projected at approximately $140 million to $160 million with the majority earmarked for our expansion program and other cost reduction projects beginning to build in the second half of this year.

•

We also anticipate higher DSOs in the second and third quarter of 2020 as we extend more favorable payment terms as a part of our distributor program this year. But for the full year, working capital will normalize to more historical levels.

Now, I will turn the call back to Jim for his closing remarks.

Jim Cline

Thank you, Bryan. I’d like to express my thanks to our dealers, retailers, distributors and contractors who continue to drive growth and ensure that our products are easy to buy and install for all Trex customers.

The economic outlook and projections for repair and remodeling spend are firmly in positive territory, and consumer confidence remains high. With this as a backdrop to our capacity expansion plans as well as the expanded opportunity to take share from wood, we expect strong double-digit revenue growth in 2020.

As many of you may recall, December through March is generally considered a stocking period when the channel is filled at both distribution and dealer levels to ensure that product is readily

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available for the start of the spring building season. For the first quarter of 2020, we expect consolidated sales of approximately $200 million, an increase of 11% from the same period last year. As Bryan mentioned, the cadence of the sales growth for the full-year 2020 will be closely tied to the increased capacity.

Operator, I’d like to now open the call up for questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone please pick up your handset before pressing the keys, to withdraw your question please “*” then “2.”

Our first question today comes from John Baugh with Stifel.

John Baugh

Thank you. Congratulations both Jim and Bryan for the transition.

Jim Cline

Thank you.

Bryan Fairbanks

Thanks, John.

John Baugh

Let’s see. I’ll start out with the capacity. The additional line in Virginia that’s planned, I think, you said start operating late Q2, was that in the expectation and is that a full line of production?

Bryan Fairbanks

That was included in our expectation, and these lines that are going into Winchester prior to the full capacity ramp-up are allowed to move some of our accessory products that don’t run at the same rates that our decking products run at. So, it allows us to use our largest and most efficient assets to run those decking profiles, while we can use a couple of these newer smaller lines to run some of the lower volume SKUs that don’t run at the same level of efficiency.

John Baugh

Okay. And Bryan, any help with D&A as we go through ‘20 and then, maybe even ‘21? I assume that will start ramping.

Bryan Fairbanks

So the D&A is inclusive in the 50% incremental margin. We haven’t provided anything for 2021. Let me take a look and see if there’s any additional flavor we can provide behind that.

John Baugh

Okay. And was there anything in the receivables being down year-over-year? Is that just timing?

Bryan Fairbanks

Really just timing. When we look at last year, there was a significant buy ahead on Transcend due to the price increase. This year, there is no price increase, and we didn’t see that level of purchases in December. That was more evenly loaded throughout the quarter.

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John Baugh

Okay. And I appreciate the 50% help. Obviously, a bunch of moving pieces more than normal in ‘20 in that calculation. And I don’t know what if any granularity you’d share with us about the puts and the takes. You mentioned, obviously, training going up and D&A is going to go up. So I don’t know if you can help us at all. Think about that.

Bryan Fairbanks

Yes. The biggest drivers are going to be lack of the start-up expenses that we had in the first half of the year. We expect to start reducing the material in our Enhance product lines a little bit in the first quarter, some in the second, but we’ll see that pretty well completed as we get out into the third quarter of the year. So those are both on the positive side. On the unfavorable side, we will have higher depreciation. You can see that our capital spending did increase significantly in 2019, as well as the ramp of hiring before we get these lines up and going. We need to make sure the employees are well trained, so that they can be efficient on day one.

John Baugh

Is there any comment on volumes and product mix as it relates to gross margin?

Bryan Fairbanks

We are pleased with the overall product mix that we’re selling into the channel. It’s in line with the expectations that we had. We’ve not historically provided any splits on the product lines except to say that it’s in line with our expectations.

John Baugh

Okay. Thank you and good luck.

Jim Cline

Thanks a lot John.

Operator

Our next question comes from Ryan Merkel with William Blair.

Ryan Merkel

Hey, thanks. Let me also offer my congratulations to both of you on the new roles.

Jim Cline

Thank you. Appreciate it.

Ryan Merkel

So let me start with sales. I had two questions. First of all, on the first quarter, sales up 11%. Is that constrained by capacity? Is that the reason why growth isn’t stronger? And then related to that, it sounds like the plan is for sales growth to accelerate through the year and that’s tied to capacity coming online? Did I hear that right?

Jim Cline

Yes. The first quarter is normally just a fill-in. And it typically does not have a large percentage growth in it because you just aren’t getting the takeaway at that point. It’s cold out usually, and you don’t see the consumer and their buying. We did see this year due to the milder-than-normal weather a little bit of activity there that has given us a little bit of tailwind. Last year, we had a fair amount of product that was sold in the fourth quarter to beat a price increase and that’s why that was depressed in that year. But I would expect the cadence to pick up in Q2 and more importantly, probably Q3 and also in Q4.

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Ryan Merkel

Okay. That’s helpful. And then, I had a question on gross margin. I’m not sure if I’m thinking about this right, but if I add back the $16 million of one-time costs to 2019, the gross margin was about 43.3% and then your guidance implies gross margin at 42.4% roughly, so down roughly 100 basis points. And you mentioned D&A, you mentioned some hiring. Is there anything else? Am I thinking about that the right way?

Bryan Fairbanks

I think you’re thinking about the right way. We’ve not treated those start-up costs as a one-time in giving that margin guidance.

Ryan Merkel

Okay. Lastly from me, can you quantify the impact of hiring and initial under-absorption of the new lines? What I’m getting at is, is the right read that in 2021 we would see gross margins starting to expand year-over-year?

Bryan Fairbanks

So that guidance is inclusive of the 50% incremental margin guidance. As we look out to 2021, we continue to see a roadmap where we can drive improved margins both at the gross margin level also at the EBITDA level.

Ryan Merkel

Got it. Alright. Thanks.

Bryan Fairbanks

Thanks.

Operator

Our next question comes from Keith Hughes with SunTrust.

Keith Hughes

Thank you. On the revenue guidance for the first quarter, can you give us any feel between Residential and Commercial which we’re expecting in the period?

Bryan Fairbanks

We haven’t split the two out. If we see where we were from a Commercial perspective last year, we were down significantly over the course of the year. We are starting to see improved bookings looking into 2020. We do expect growth within that organization. Larger growth will come through the Residential side of the business, both for the quarter as well as for the year.

Keith Hughes

Okay. And if we take your Residential guidance, I’ve always done half year or six-month periods of time. If I do that in Residential for the fourth and the first, does that give an idea of where you are in terms of a run rate or is there too much noise here in the off-season to use that?

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Bryan Fairbanks

There is a lot more noise right now than what we would normally have. Recall that at the end of the fourth quarter and into the first quarter, is historically an inventory build time period. So from that perspective, it doesn’t always indicate what the growth rate is going to be for the year, due to our capacity constraints that add a little bit of additional complexity to the situation. Jim mentioned that we would see that sales growth come in line with the capacity coming on starting in the second quarter. So we see higher sales growth numbers in the outer part of the year.

Keith Hughes

Got it. And final question on the 50% gross contribution margin, it sounds like from your comments probably below that in the first half and above in the second half. Is that directionally correct?

Bryan Fairbanks

What we said was it would build over the course of the year as we bring that capacity on. And as we start to remove the material from Enhance in a large scale, that’s the right way to look at it.

Keith Hughes

Okay. Thank you.

Operator

Our next question comes from Kurt Yinger with D.A. Davidson.

Kurt Yinger

Yes. Good afternoon Jim and Bryan. Thanks for taking my questions.

Jim Cline

Hi Kurt.

Kurt Yinger

Just first of all, so the two additional Fernley lines and the one at Winchester, where would you say production is on those at this point? Has it gone to plan and are there any learnings that you’re taking away from those that you can apply to the next wave in the second quarter?

Jim Cline

So for Winchester, we’ve got one that’s fully up and running and one that’s in the investment stage that we expect to have up by the end of the second quarter. In Nevada, all of those lines are up and running.

Kurt Yinger

Okay. And has it gone pretty smoothly or are they up to producing a target at this point?

Bryan Fairbanks

Yes.

Kurt Yinger

Okay. And it looks like you guys were able to build a bit of the inventory in the year end. Do you feel comfortable with where that’s at now or is it still really just producing as much as you can and you build that up a little bit as the year goes on?

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Bryan Fairbanks

We are still running our capacity at a 100%. We would have preferred to have more inventory on the ground at year end.

Kurt Yinger

Okay. And a lot of SG&A leverage in the quarter, it sounds like perhaps 2020 won’t be that substantial. You talked about the Enhance products having a lower overall spend across the organization. Do you think, beyond 2020 SG&A leverage can potentially be a lot greater than it has in the past, just given that Enhance seems like a large portion of the growth opportunity going forward?

Bryan Fairbanks

I think it’s important to note that yes, Enhance is a large growth opportunity. It’s not just to that entry level Basics, it’s about Basics and higher priced Enhance Naturals product, but we do see ongoing opportunities to leverage SG&A. I think it’s fair to say that some of those reductions were pulled into 2020 as we limited some of our branding spend to be able to manage the demand in the marketplace.

Kurt Yinger

Okay. Makes sense. And then just lastly, on the last quarter call, you touched a bit on cannibalization in regards to the new Enhance lines and potentially Transcend a bit. I’m just wondering with 2019 in the books, whether there were any big takeaways from the data that’s available to you all or if it was just generally in line with expectations.

Jim Cline

It was generally in line with expectations, there were some favorable surprises to us, but they weren’t material in nature, because the products that they were being sold against carry reasonably similar margins.

Kurt Yinger

Great. Thank you very much and good luck in the upcoming year.

Jim Cline

Thank you. Appreciate it.

Operator

Our next question comes from Phil Ng with Jefferies.

Phil Ng

Hi, guys. Congratulations Jim and Bryan in your new roles. Yes, any way to help us contextualize the impact on margins once you have the re-modification done with using less material in the back half and any risk or headwinds at least to start the year as you retrofit your lines?

Bryan Fairbanks

Yes. That modification is inclusive of the guidance that we’ve provided. We think that the headwinds are accurately reflected in that number, as well as, the opportunity to remove that material. We would love to be able to make the changes immediately and run the product that our engineers have now shown us that we can do, but there will be some changes we need to make to our lines to be able to get that product to run that way, as well as, the additional throughput and that will take a little bit of time because we are running at full capacity.

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Phil Ng

Got it. It sounds that you are running pretty full out still. Can you give us a sense where your lead times are with your customers and given some of the capacity you are ramping up? Do you expect to recapture some of the share that you may have ceded early last year?

Bryan Fairbanks

All of our customers know the capacity situation that we have. They know what’s available to them on a monthly basis, and we are managing that supply with them to ensure that they have the product that they need.

Phil Ng

Okay. And just one last one for me. It’s helpful that you gave us the 50% incremental margin target for the full year. Any more color on how to think about the shape of the year? I know first half, it might be a little more depressed, but any more color would be really helpful.

Bryan Fairbanks

We will see the highest part of the benefit from the Enhance material reductions in the second half of the year. We do have the labor headwinds that will hit us in the early part for our Nevada facility. But then, we also have labor headwinds that will hit us in the second half of the year as we get ready to start ramping up the Winchester facility in the beginning of 2020. Then, we also have the non-recurrence of the start-up costs. So as other analysts have mentioned, there are quite a few moving parts within there. To simplify it the way we’ve shown it is that we see more of that benefit happens later in the year, but we are still looking at year-over-year improvements on a quarterly basis.

Phil Ng

Okay great. Thank you.

Operator

Our next question comes from Trey Grooms with Stephens.

Trey Grooms

Jim, I want to congratulate you on your retirement, and I’ve enjoyed working with you. And, Bryan, congratulations on your new role as well.

Jim Cline

Thank you, Trey.

Bryan Fairbanks

Thanks.

Trey Grooms

So most of my questions have been asked, but I do have just a couple more. One is, Bryan when you were talking about some of the things in CAPEX that you are going to be seeing this year, one being, of course, the capacity, but you mentioned some other things, some other maybe more internal projects to reduce costs. So you are dedicating some capital to this year. Any more color there on maybe what those are and what that could mean for cost savings?

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Bryan Fairbanks

Yes, there is a number of projects that we’re working on. And as we get to the back half of the year, some of our engineering capabilities will free up as the Nevada lines come up into operations. One of the things that we will be pursuing which we’ve taken...it’s probably fair to say a little bit of a pause on. We’ve talked about additional output on our existing lines. So there are lines that still we have the opportunity to convert to gain additional output and improve our cost position, as well as, continuing to develop technologies to allow us to improve the overall yields on the lines that we’re running. So there’ll be more focus on that in the back half of the year.

Trey Grooms

And these would be things that could maybe benefit next year, or could you see some benefits in the back half of ‘20?

Bryan Fairbanks

We’ll see some of those benefits this year, but more of it will be next year.

Trey Grooms

Got it, okay. And then on the lines that you are going to be rolling out here over the next few quarters. How quickly can these lines get fully ramped, is there any learning curve there or is it fairly seamless? It seems like some of the other ones that you’ve rolled out to-date have been pretty quick to get up and rolling?

Bryan Fairbanks

Yes, it takes a number of weeks to shake out the new equipment. None of this is unknown technology to the Trex Company. All of our plant teams are aware of how to run this equipment. They will be trained on it, so that we ensure they’re ready to go on day one. So we have a high level of confidence that they’ll be able to get that up and running quickly after a quick shakeout period.

Trey Grooms

Okay. And so, in the guidance, and I know seasonality can play a role depending on when these come out and they get through that few weeks’ process there. But is it your assumption that you’ll be pretty well running these full out as well post the expansions? Once they are fully up and running, will you be running them at full capacity as well?

Bryan Fairbanks

I would expect so.

Trey Grooms

Okay. And then lastly from me is on new products. You’ve mentioned you rolled out a few at the Builders Show. One, you mentioned cladding specifically and then some other products. But what’s the reception been there for some of those? And on the cladding piece, is that using existing lines or is that something else that you have invested in for new lines there?

Bryan Fairbanks

Yes, the cladding opportunity is an opportunity to be used in an existing product for a siding application. So it’s run on the same assets. It’s used out of the same inventories that our distributors carry today. It’s a new code-listed application for a look that is becoming very popular in a lot of commercial entities, but we’re also starting to see a small amount on the residential side as well.

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Monday, February 24, 2020, 5:00 PM Eastern

Jim Cline

And there is a fair amount of excitement over it. Clearly, it’s being received well based on what we’ve seen. We actually have seen cladding being used probably as far back as five or six years ago, but it really has been taking on a new market, I think all of the composite manufacturers have seen the benefit and are trying to drive their piece of the sales on it. So we’re pretty excited of the fact that we’ve got it out there and got the code listing on.

Trey Grooms

Great. Well, that’s it for me. And thanks for taking my questions and good luck.

Bryan Fairbanks

Thanks, Trey.

Jim Cline

Thank you.

Operator

Our next question comes from Alex Rygiel with B Riley.

Alex Rygiel

Thank you. Good evening, gentlemen.

Bryan Fairbanks

Good evening, Alex.

Jim Cline

Good evening, Alex.

Alex Rygiel

Two quick questions, can you explain the more favorable payment terms that you are expecting in 2Q and 3Q? And then any thoughts or comments on inventory out in the channel as you see it today?

Bryan Fairbanks

Yes. So when we look at what our distributor programs are going to be, it’s usually late in the third quarter, in this case, 2019, deciding what those programs are going to be. It’s a mix of dating discounts, rebates, loyalty programs, and things like that. And it does shift from time-to-time. There are certain years where we tend to focus on longer dating. There are other years where it has increased discounts. This year, when we talked with our distributors, we felt the most prudent program included additional dating to ensure that material was in the channel as early as possible to service the peak months when they arrive.

Alex Rygiel

Is in your comment on the inventory out in the channel?

Bryan Fairbanks

Alright. I’m sorry. Inventory in the channel, it continues to run at levels we would expect for this time of year. First quarter does tend to be an inventory build time frame. We have seen good weather across a significant portion of the U.S., so the sell-through has been reasonably high for this time of year. Maybe we’ll see some snow come through, which will put us back in more of a normalized place for the winter months here, but they continue to build and we expect to be at reasonable levels as we get through the end of the first quarter.

Trex Company Inc,

Monday, February 24, 2020, 5:00 PM Eastern

Alex Rygiel

Thank you, and congratulations to both of you.

Jim Cline

Thanks.

Bryan Fairbanks

Thank you.

Operator

Our next question comes from Alex Maroccia with Berenberg.

Alex Maroccia

Good evening guys and congratulations on the new roles. And thanks for taking my questions. Can you discuss the dynamics of timing around the completion of the Virginia facility versus the capacity that’s needed to fulfill early spring orders in 2021 barring any delays?

Bryan Fairbanks

Yes, we expect that capacity to start ramping up in early 2021. It is a significant amount of capacity coming on in a brand-new building, so there will be more shakeout time. While all of that equipment is familiar to us, it has all new support equipment. We have to make sure that the building and everything is functioning the way it needs to be, so that will probably be a little bit slower, it will take a little longer to bring those up, but those will ramp up over the course of the first quarter and a little bit even into the second quarter of next year.

Alex Maroccia

Got it. Okay. Then secondly earlier you talked about the legacy lines in Virginia and Nevada and how you want to upgrade some of those. How material could these initiatives be from a margin standpoint and where do you think gross margins could be on a run rate, if you take into consideration the normal capacity from the new plant and then, efficiency among these legacy lines?

Bryan Fairbanks

I think the best way to look at that is look at what we’ve done historically. The focus that this management team has on gross margin, as well as, as we move forward, and we’ve talked about leveraging SG&A with our Enhance product lines and branding being able to see more leverage at that EBITDA than we’ve seen historically. So we’re excited about the opportunities with the additional capacity coming on, but we’re not going to get into long term run rate guidance on it.

Alex Maroccia

Okay. No worries. Thanks a lot, guys.

Jim Cline

Thank you.

Operator

And our next question will come from Seldon Clarke with Deutsche Bank.

Trex Company Inc,

Monday, February 24, 2020, 5:00 PM Eastern

Seldon Clarke

Hey guys. Thanks for the question, and congrats on the transition.

Jim Cline

Thanks.

Bryan Fairbanks

Thank you.

Seldon Clarke

You talked about revenue growth this year ramping alongside capacity investments. Could you just give us a sense of when you think revenue will start to outpace capacity growth? When you’ll see utilization dropped below 100%.

Bryan Fairbanks

We have the capacity, as we mentioned in the Nevada facility, coming on during the second quarter. We’ve talked about seeing that growth come in line with when capacity is available to us, and next year, we’ve got the capacity coming on-line mostly during the first and early of the second quarter of 2021. We will be able to build more inventory once we get all of that capacity in line. I would expect we will run that pretty heavily as we build our own inventories back to normal working levels, I will then bring that back down later in the year. We can start doing more of our normalized upgrades to other equipment. I talked about some of those projects that we have being able to take a little bit more time to do that.

Seldon Clarke

Okay. So if we think about capital intensity past back half of 2021 or into 2022, what’s the more normalized level to think about to sustain that double-digit growth rate?

Bryan Fairbanks

Next year will be a less capital-intensive year. But as we go forward and we look at the growth opportunities and the conversion of wood opportunity, there will be additional capital down the road for capacity.

Seldon Clarke

Okay. Any sense of how to think about that in terms of sales or…?

Bryan Fairbanks

Not at this time.

Seldon Clarke

Okay. And then, are there any start-up costs in 2020, you have baked into your guidance?

Jim Cline

Absolutely. These lines do require a training of the personnel. It requires a learning curve and a debugging process. As you bring the lines up, that is all baked into that 50% incremental margin.

Seldon Clarke

Did you give any number there or sense of how to think about just quantify that number?

Trex Company Inc,

Monday, February 24, 2020, 5:00 PM Eastern

Jim Cline

We didn’t, because we included it in the 50% incremental margin, and from that, I think it gives you the ability to do your model based on that margin expansion.

Seldon Clarke

Alright I appreciate the questions. Thanks guys.

Jim Cline

Thank you.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Jim Cline for any closing remarks.

Jim Cline

Well, again, I’d like to thank everyone for calling in today. We’ve got a lot of news out there. A lot of good things happening with the company. One of the things I think that I’d like you to go away with is that we just completed our strategic planning session with the board of directors this past week. It is on a consistent glide path, not surprising. The entire management team is involved in the development of that strategic planning model, so the course that we have set over the last several years continues to be the same course. The timing of the CAPEX spend relative to capacity was the one wrinkle that changed in our planning process. Again, thank you for your interest in Trex. We look forward to talking with you further about Trex at our next earnings call. Thank you and goodbye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Trex Company Inc,

Monday, February 24, 2020, 5:00 PM Eastern